Kenvue Debuts with Strong Second Quarter 2023 Results

Net Sales Increased 5.4% to $4.0 billion with Organic Growth1of 7.7%

Robust Net Sales and Organic Growth1 Across Segments and Geographic Regions

Reported EPS $0.23 and Adjusted EPS1 $0.32

Initiates Quarterly Cash Dividend

SKILLMAN, N.J. July 20, 2023 – Kenvue Inc. (NYSE: KVUE) (“Kenvue”), the world’s largest pure-play consumer health company by revenue, today announced financial results for the fiscal second quarter ended July 2, 2023.

“Our second quarter results mark a strong debut for Kenvue, reflecting the strength of our portfolio of iconic brands, the agility of our operating model and the strong execution of our 22,000 team members while navigating a dynamic environment,” said Thibaut Mongon, Chief Executive Officer and Director. “We are proud to have recently completed our initial public offering, and we look forward to continuing to drive sustained value creation and to helping people around the world to realize the extraordinary power of everyday care.”

Second Quarter 2023 Financial Results

Net Sales & Organic Growth
On a reported basis, Net sales in the second quarter of 2023 were $4.0 billion, a 5.4% increase vs the prior year period. Foreign currency fluctuations negatively impacted net sales by approximately 2.3%. Organic growth1 increased 7.7%. The increases in Net sales and Organic growth were primarily driven by value realization (defined as price including mix), increased demand across our Pain Care and Cough, Cold and Flu product categories resulting from higher cold and flu incidences, and sequential share gains in sun care fueled by innovation and improved supply.

Organic growth was comprised of 9.4% value realization and 1.7% volume decline. Excluding the impact of intentional strategic portfolio rationalization initiatives and the decision to suspend the sale of personal care products in Russia, volume was about flat.

Gross Profit Margin & Adjusted EBITDA Margin
On a reported basis, Gross profit margin was 55.5% vs 56.7%% in 2022. Adjusted gross profit margin1, which excludes amortization of intangible assets and restructuring expenses, was 57.5% vs 59.3% in 2022. Favorable value realization and supply chain productivity improvements offset sustained higher cost inflation, while foreign currency fluctuations negatively impacted Adjusted gross profit margin during the quarter.

Adjusted EBITDA margin1 was 24.5% vs 26.8% in 2022. Adjusted EBITDA margin includes incremental ongoing public company costs not incurred last year and the negative impact of foreign currency fluctuations.

Interest expense, net & Taxes
With the issuance of debt in the first half of 2023, Interest expense, net was $53 million. On a reported basis, the Effective tax rate was 32.7% vs 22.1% in the prior year. The Adjusted effective tax rate1 was 30.0% vs. 22.9%. The increase is the result of higher U.S. tax on foreign sources of income and limitations on our ability to utilize foreign tax credits in the second quarter of 2023.

Net income & Net income per share (“Earnings per share”)

Net income was $430 million vs $604 million last year. Adjusted net income1 was $581 million vs prior year of $732 million, primarily driven by the items discussed above.

On a reported basis, Earnings per share was $0.23. Adjusted earnings per share1 was $0.32.

2023 Outlook
Kenvue introduced its outlook for fiscal 2023 as follows:

Net sales & Organic growth1
Kenvue expects fiscal 2023 reported Net sales growth to be in the range of 4.5 to 5.5 percent. The Company expects fiscal 2023 Organic growth in the range of 5.5 to 6.5 percent, which reflects the benefit of unique items impacting the first half of fiscal 2023, including the one-time restocking benefit realized in the first quarter of 2023 and high cold and flu incidence rates which benefited the Self Care portfolio through the first half of 2023.

Based on current spot rates, foreign exchange is expected to be a headwind of approximately one percentage point to reported Net sales growth.

Reported and Adjusted Interest expense, net1
For fiscal year 2023, Kenvue expects reported Interest expense, net to be approximately $270 million. Adjusted interest expense, net is expected to be approximately $300 million.

Reported and Adjusted effective tax rate1
Kenvue expects the reported effective tax rate to be between 34.5% - 35.5% and Adjusted effective tax rate between 24.5% - 25.5%.

Adjusted net income per share (“earnings per share”)1
Kenvue expects fiscal 2023 Adjusted earnings per share to be in the range of $1.26 - $1.31.

This range assumes a full year 2023 diluted weighted average share count of 1.855 billion.

Kenvue is not able to provide GAAP measures or reconcile certain non-GAAP financial measures to comparable GAAP measures on a forward-looking basis without unreasonable efforts given the unpredictability of the timing and amounts of discrete items such as acquisitions, divestitures or the impact of stock-based compensation transferring from Johnson & Johnson upon separation, which could significantly impact GAAP results.

Dividend Initiation
In line with the Company’s commitment to a disciplined capital allocation strategy to deliver long-term sustainable shareholder value, today the Board of Directors declared a $0.20 cash dividend for the third quarter to shareholders. The third quarter dividend of $0.20 per share on the common stock of the Company will be payable on September 7, 2023 to shareholders of record as of the close of business on August 28, 2023.

Webcast Information
As previously announced, Kenvue will host a conference call with investors to discuss its second quarter results at 7:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-407-8835 from the U.S. or 201-689-8779 from international locations. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Investors section of the Company’s website. A replay will be available approximately two hours after the live event.

About Kenvue
Kenvue is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand Adhesive Bandages, Johnson’s®, Listerine®, Neutrogena® and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we believe in the extraordinary power of everyday care and our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at www.kenvue.com.

1Non-GAAP Financial Measures
We use certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. We caution you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP. Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in this press release and the related prepared materials and webcast.

Organic growth: We define Organic growth as the period-over-period change in U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. Management believes Organic growth provides investors with additional, supplemental information that they may find useful in assessing our results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

Adjusted gross profit margin: We define Adjusted gross profit margin as U.S. GAAP Gross profit margin adjusted for restructuring expense and amortization of intangible assets. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted EBITDA margin: We define EBITDA as U.S. GAAP Net income adjusted for interest, provision for taxes, and depreciation and amortization. We define Adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted for Separation-related costs, restructuring expense, and unrealized gain on securities. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for tax effects of amortization of intangible assets, restructuring expense and separation-related transactions (i.e., special items). We also exclude certain one-time tax only adjustments which include the removal of tax effects from the carve-out methodology, the impact of the interest expense from the debt issuance, which reduced the Company’s capacity to utilize foreign tax credits against U.S. foreign source income and other one-time items. Management believes this non-GAAP measure is a useful supplemental measure of company performance over time.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets and their related tax impacts. Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management uses Adjusted net income for strategic decision making, forecasting future results and evaluating current performance.

Adjusted interest expense, net: We define Adjusted interest expense, net as U.S. GAAP interest expense, net, adjusted to exclude the interest income earned on the related party note receivable from Johnson & Johnson. Management believes this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted earnings per share: We define Adjusted earnings per share as U.S. GAAP earnings per share adjusted for Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets and their related tax impacts. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time.

Adjusted operating income: We define Adjusted operating income as U.S. GAAP Operating income excluding depreciation and amortization, Separation-related costs, restructuring expense, Other operating expense (income), net, and general corporate unallocated expenses that are not part of our measurement of segment performance. Management uses Adjusted operating income to assess segment financial performance.

The non-GAAP measures as presented herein have been prepared as if our operations had been conducted independently from Johnson & Johnson, and therefore they include certain Johnson & Johnson corporate and shared costs allocated to us. Management believes the cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, us during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred or are expected to be incurred, if we were to operate as a standalone company.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position and business strategy. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy or realize the benefits of the separation from Johnson & Johnson; the risk of disruption or unanticipated costs in connection with the separation; Kenvue’s ability to succeed as a standalone publicly traded company; economic factors, such as interest rate and currency exchange rate fluctuations; the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any expected share repurchases and dividend payments; Kenvue’s ability to maintain satisfactory credit ratings, which could adversely affect its liquidity, capital position, borrowing costs and access to capital markets; competition, including technological advances, new products and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections including counterfeiting; the ability of Kenvue to successfully execute strategic plans; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other requirements imposed by stakeholders; challenges to intellectual property; changes in behavior and spending patterns of consumers; natural disasters, acts of war or terrorism or disease outbreaks; financial instability of international economies and legal systems and sovereign risk; and risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, supply chain disruptions and other impacts to the business, or on Kenvue’s ability to execute business continuity plans, as a result of the COVID-19 pandemic. A further list and descriptions of these risks, uncertainties and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1 and subsequent Quarterly Reports on Form 10-Q and other filings, available at www.kenvue.com or on request from Kenvue. Any forward-looking statement made in this release speaks only as of the date of this release. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Contacts
Investor Relations:
Tina Romani
Kenvue_IR@kenvue.com

Media Relations:
Melissa Witt
media@kenvue.com

Kenvue Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in Millions Except Per Share Data)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net sales	$4,011	$3,804	$7,863	$7,394
Cost of sales	1,786	1,646	3,513	3,280
Gross profit	2,225	2,158	4,350	4,114
Selling, general, and administrative expenses	1,522	1,375	3,024	2,725
Other operating expense (income), net	1	13	(16)	8
Operating income	702	770	1,342	1,381
Other expense (income), net	10	(5)	40	(6)
Interest expense, net	53	—	54	—
Income before taxes	639	775	1,248	1,387
Provision for taxes	209	171	488	255
Net income	$430	$604	$760	$1,132

Basic and diluted net income per share	$0.23	$0.35	$0.43	$0.66
Basic and diluted weighted-average common shares	1,838	1,716	1,777	1,716

Non-GAAP Financial Information
Organic Growth

The following tables present a reconciliation of the change in Net sales, as reported, to Organic growth for the periods presented:

	Fiscal Three Months Ended July 2, 2023 vs July 3, 2022(1)
	Reported Net Sales change		Impact of foreign currency	Organic growth(2)
(Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$180	12.2%	$(30)	$210	14.2%
Skin Health and Beauty	21	1.9	(17)	38	3.4
Essential Health	6	0.5	(40)	46	3.8
Total	$207	5.4%	$(87)	$294	7.7%

	Fiscal Three Months Ended July 2, 2023 vs July 3, 2022(1)
	Reported Net Sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	12.2%	(2.0)%	10.6%	3.6%
Skin Health and Beauty	1.9	(1.5)	6.6	(3.2)
Essential Health	0.5	(3.3)	10.7	(6.9)
Total	5.4%	(2.3)%	9.4%	(1.7)%

	Fiscal Six Months Ended July 2, 2023 vs July 3, 2022 (1)
	Reported Net Sales change		Impact of foreign currency	Organic growth(2)
(Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$355	12.1%	$(80)	$435	14.8%
Skin Health and Beauty	120	5.6	(52)	172	8.0
Essential Health	(6)	(0.3)	(97)	91	3.9
Total	$469	6.3%	$(229)	$698	9.4%

	Fiscal Six Months Ended July 2, 2023 vs July 3, 2022(1)
	Reported Net Sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	12.1%	(2.7)%	9.4%	5.3%
Skin Health and Beauty	5.6	(2.4)	7.6	0.4
Essential Health	(0.3)	(4.2)	10.1	(6.1)
Total	6.3%	(3.1)%	9.1%	0.3%
(1) Acquisitions and divestitures did not materially impact Net sales for the fiscal three and six months ended July 2, 2023 or July 3, 2022.
(2) Non-GAAP financial measure. Excludes the impact of foreign currency exchange.
(3) Price/Mix reflects value realization.

Self Care:
-Organic net sales increased 14.2% vs the prior year, primarily due to value realization and increased demand as a result of higher cough, cold and flu incidences. Organic growth was comprised of 10.6% value realization and 3.6% volume increase.

Skin Health and Beauty:
-Organic net sales increased 3.4% vs the prior year, primarily due to value realization, as well as innovation, strong demand for sun care products and improved supply. Organic growth was comprised of 6.6% value realization and 3.2% volume decline. Excluding the impact of intentional strategic portfolio rationalization initiatives and the decision to suspend the sale of personal care products in Russia, volume was up low-single digits.

Essential Health:
-Organic net sales increased 3.8% vs the prior year, primarily due to value realization, partially offset by the suspension of personal care products in Russia. Organic growth was comprised of 10.7% value realization and 6.9% volume decline. Excluding the impact of intentional strategic portfolio rationalization initiatives and the decision to suspend the sale of personal care products in Russia, volume was down mid-single digits.

Segment Net Sales and Adjusted Operating Income
Segment net sales and Adjusted operating income for the periods presented were as follows:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Segment Net Sales
Self Care	$1,661	$1,481	$3,301	$2,946
Skin Health and Beauty	1,147	1,126	2,258	2,138
Essential Health	1,203	1,197	2,304	2,310
Total segment net sales	$4,011	$3,804	$7,863	$7,394

Income before taxes	$639	$775	$1,248	$1,387
Interest expense, net	53	—	54	—
Other expense (income), net	10	(5)	40	(6)
Operating income	$702	$770	$1,342	$1,381
Reconciliation to Adjusted operating income:
Depreciation and amortization	148	161	300	326
Separation-related costs	102	49	200	59
Restructuring expense(1)	—	24	—	38
Other operating expense (income), net	1	13	(16)	8
General corporate/unallocated expenses	74	64	143	116
Total Adjusted operating income	$1,027	$1,081	$1,969	$1,928

Segment Adjusted operating income
Self Care	$576	$524	$1,158	$998
Skin Health and Beauty	201	243	350	370
Essential Health	250	314	461	560
Total Adjusted operating income	$1,027	$1,081	$1,969	$1,928
(1) Exclusive of the restructuring expense included in Other operating expense (income), net.

The following table presents a reconciliation of Gross profit, as reported, to Adjusted gross profit and Adjusted gross profit margin for the periods presented:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Gross profit	$2,225	$2,158	$4,350	$4,114
Adjustments to components of Cost of sales:
Restructuring expense	—	9	—	14
Amortization of intangible assets	80	89	161	182
Adjusted gross profit (non-GAAP)	$2,305	$2,256	$4,511	$4,310

Gross profit margin	55.5%	56.7%	55.3%	55.6%
Adjusted gross profit margin (non-GAAP)	57.5%	59.3%	57.4%	58.3%

The following presents a reconciliation of Net income, as reported, to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income	$430	$604	$760	$1,132
Interest expense, net	53	—	54	—
Provision for taxes	209	171	488	255
Depreciation and amortization	148	161	300	326
EBITDA (non-GAAP)	$840	$936	$1,602	$1,713
Adjustments:
Separation-related costs(1)	102	49	200	59
Restructuring expense	—	24	—	38
Unrealized gain on securities	—	—	7	—
Impairment of intangible assets	—	12	—	12
Impact of deferred markets on taxes and other	21	—	21	—
Other	20	—	20	—
Adjusted EBITDA (non-GAAP)	$983	$1,021	$1,850	$1,822

EBITDA margin (non-GAAP)	20.9%	24.6%	20.4%	23.2%
Adjusted EBITDA margin (non-GAAP)	24.5%	26.8%	23.5%	24.6%

(1) Costs incurred in connection with our establishment as a standalone public company are defined as “Separation-related costs.”

The following table presents a reconciliation of Net income, as reported, to Adjusted net income:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income	$430	$604	$760	$1,132
Adjustments:
Separation-related costs(1)	102	49	200	59
Restructuring expense	—	24	—	38
Unrealized gain on securities	—	—	7	—
Amortization and impairment of intangible assets	80	101	161	194
Interest income from related party note	(33)	—	(33)	—
Other	26	—	26	—
Tax Adjustments:
Tax impact on special item adjustments	(24)	(46)	90	(78)
Adjusted net income (non-GAAP)	$581	$732	$1,211	$1,345

(1) Costs incurred in connection with our establishment as a standalone public company are defined as “Separation-related costs.”

The following table presents a reconciliation of the Effective tax rate, as reported, to Adjusted effective tax rate:

	Fiscal Three Months Ended	Fiscal Six Months Ended
	July 2, 2023	July 2, 2023
Effective tax rate	32.7%	39.1%
Adjustments:
Tax-effect on special item adjustments	(9.9)	(3.3)
Removal of tax benefits from carve out methodology	6.8	3.5
Taxes related to Deferred Market taxes	1.8	0.9
Valuation allowance on foreign tax credits due to interest expense	—	(15.1)
Other	(1.4)	0.3
Adjusted Effective tax rate (non-GAAP)	30.0%	25.4%

The following table presents a reconciliation of Effective tax rate, as forecasted on a U.S. GAAP basis, to forecasted Adjusted effective tax rate for fiscal year 2023:

Fiscal Year 2023
Forecast
Effective tax rate	34.5% - 35.5%
Adjustments:
Tax-effect on special item adjustments	(3.2)
Removal of tax benefits from carve out methodology	1.8
Taxes related to deferred markets	1.8
Valuation allowance on foreign tax credits due to interest expense	(7.7)
Other	(2.7)
Adjusted Effective tax rate (non-GAAP)	24.5% - 25.5%

The following table presents a reconciliation of Interest expense, net, as forecasted on a U.S. GAAP basis, to forecasted Adjusted interest expense, net for fiscal year 2023:

Fiscal Year 2023
(Dollars in Millions)	Forecast
Interest expense, net	$267
Adjustment:
Interest income from related party note	(33)
Adjusted interest expense, net (non-GAAP)	$300

The following table presents a reconciliation of Earnings per share, as reported, to Adjusted earnings per share:

Fiscal Three Months Ended
July 2, 2023
Earnings per share	$0.23
Adjustments:
Separation-related costs	0.06
Amortization and impairment of intangible assets	0.04
Interest income from related party note	(0.02)
Other	0.01
Adjusted earnings per share (non-GAAP)	$0.32

Other Supplemental Financial Information
The following table presents the Company’s Net Sales by Geographic Region for the periods presented:

	Fiscal Three Months Ended		Fiscal Six Months Ended
(Dollars in Millions)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net Sales by Geographic Region
North America	$2,028	$1,904	$3,969	$3,654
Europe, Middle East and Africa	864	835	1,702	1,602
Latin America	338	294	643	585
Asia Pacific	781	771	1,549	1,553
Total Net sales by geographic region	$4,011	$3,804	$7,863	$7,394